Exhibit 99.1

NEWS RELEASE
Contact: Alan Hill
SI International
703-234-6854
alan.hill@si-intl.com

SI International to Acquire MATCOM International Corporation

Acquisition Broadens SI International’s Federal Government Service Offerings and Client Base

RESTON, VIRGINIA – December 18, 2003 – SI International, Inc. (Nasdaq:SINT), an information technology, network solutions, and systems engineering (IT) company, announced today that it has signed a definitive agreement to acquire MATCOM International Corporation.  The acquisition supports SI International’s strategic growth plan to broaden its customer base and strengthen the portfolio of mission-critical solutions SI International provides to its federal government clients.

MATCOM, a privately-held company headquartered in Alexandria, VA, offers information technology and engineering solutions to the federal government in areas such as software development, enterprise systems, homeland defense engineering and technical services, tactical links integration and training, and integrated logistics support.  Established in 1983, MATCOM has approximately 500 employees with 10 primary office locations nationwide and two international locations.  Clients include Department of Defense, U.S. Air Force, Department of Homeland Security, Federal Retirement Thrift Investment Board, National Institute of Health, and Department of Justice.  MATCOM is owned by DFW Capital Partners, L.P., Westbury Equity Partners, L.P. and management.

“MATCOM is exactly the type of strategic acquisition we have been seeking,” said Ray Oleson, Chairman and CEO of SI International.  “This acquisition will enable us to accelerate SI International’s growth, significantly increase the depth of our qualified professionals and augments the range of mission-critical IT solutions we provide to the federal government.  MATCOM brings us a complementary set of customers within both the Federal Government civilian agencies and the Department of Defense, and offers meaningful cross-selling opportunities.  Just as important, MATCOM is an excellent fit with SI International’s corporate culture, bringing a dedication to building and maintaining long-term customer relationships.  We look forward to welcoming MATCOM’s highly-talented professionals to the SI International team.”

Commenting on the acquisition, Louis Ray, MATCOM President and CEO said, “SI International is the perfect fit for our customers and employees.  SI International’s strong information technology expertise, network solutions capabilities, systems engineering services, and established practice areas will enable our clients to benefit from a range of mission-critical solutions.  This transaction also provides increased opportunities for growth and professional development to MATCOM’s employees.  SI International is positioned to address the most urgent IT priorities of the Federal Government and we are very pleased to be joining their team.”

For the trailing twelve months ended September 30, 2003, MATCOM had revenues of approximately $70.4 million and EBITDA of $7.9 million.  (EBITDA is defined as GAAP net income plus interest expense, income taxes, depreciation and amortization.)  The terms of the definitive agreement provide that SI International will acquire MATCOM for $65.8 million in cash and up to an additional $7.9 million in the form of SI International subordinated notes if MATCOM achieves certain short-term revenue objectives.  SI International will pay the purchase price with its cash-on-hand and borrowings from its senior credit facility, which is anticipated to be amended and increased to $70 million.  SI International and MATCOM plan to complete the transaction within the next 30 to 60 days.  SI International expects the proposed acquisition to be accretive to earnings immediately and will provide more detailed information regarding its financial outlook after the closing.

For fiscal year 2003 (FY03) ended March 31, 2003, MATCOM generated approximately 99 percent of its revenues from work performed for the federal government.  Of the FY03 revenue, 40 percent was derived from contracts with the Department of Defense agencies and 59 percent was derived from federal government civilian agencies’ contracts.  MATCOM generated 78 percent of FY03 revenue as a prime contractor.

With a key focus on supporting mission-critical IT initiatives, SI International has acquired and successfully integrated four businesses since 1999.

The acquisition is subject to conditions precedent, including SI International obtaining the necessary financing for the transaction.  SI International has obtained a fully-underwritten commitment letter for the financing from its senior lender.

About SI International: SI International is a provider of information technology and network solutions primarily to the federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

About MATCOM: MATCOM International Corporation (MATCOM) is a professional services  provider providing information technology, engineering solutions, and training for government clients in ten areas: enterprise systems; homeland defense engineering and technical services; tactical links integration and training; integrated logistics support; C4I systems engineering; material management outsourcing; tactical software development; e-Government solutions; acquisition engineering; and, education and training.  The company delivers information engineering and systems engineering/integration performance in support of the life cycle of government mission-critical systems, equipments, and processes.  More information about MATCOM can be found at www.matcomcorp.com.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the transaction will not be consummated, including as a result of any of the conditions precedent; (ii) the ability to obtain government approvals required for closing the acquisition; (iii) the risk that the MATCOM businesses will not be integrated successfully into SI International; (iv) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition; and (v) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractor’s  failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

###